Calculation of Filing Fee Tables
Form S-8
Jack Henry & Associates, Inc.
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	4,700,000	$188.07	$883,929,000.00	0.0001381	$122,070.59
Total Offering Amounts					$883,929,000.00		$122,070.59
Total Fee Offsets							$0.00
Net Fee Due							$122,070.59
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares which may be necessary to adjust the above-referenced plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding stock. Represents shares of Common Stock reserved for future issuance under the Registrant’s 2025 Equity Incentive Plan (as amended, the “Plan”).

(2) Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the average high and low prices of a share of Common Stock of Jack Henry & Associates, Inc. reported for trading on the Nasdaq Stock Market LLC on December 12, 2025, a date that is within five business days prior to filing.

DB04/0835007.0002/14404392.2

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

DB04/0835007.0002/14404392.2